                                                                DQE Exhibit 12.1


                              DQE and Subsidiaries

               Calculation of Ratio of Earnings to Fixed Charges
            and Preferred and Preference Stock Dividend Requirements
                             (Thousands of Dollars)


                                       Three Months
                                          Ended                                  Year Ended
                                         March 31,                              December 31,
                                           2000             1999         1998         1997         1996         1995
                               -----------------------  --------------------------------------------------------------
FIXED CHARGES:
   Interest on long-term debt             $19,806         $ 79,454     $ 81,076     $ 87,420     $ 88,478     $ 95,391
   Other interest                          10,652           28,212       14,556       13,823       10,926        7,033
   Portion of lease payments
    representing an interest
    factor                                  1,884           42,973       44,146       44,208       44,357       44,386
   Dividend requirement                     3,489           14,684       15,612       21,649       14,385        7,374
                               -----------------------  --------------------------------------------------------------
      Total Fixed Charges                 $35,831         $165,323     $155,390     $167,100     $158,146     $154,184
                               -----------------------  --------------------------------------------------------------

EARNINGS:
   Income from continuing
    operations                            $45,104         $201,416     $196,688     $199,101     $179,138     $170,563
   Income taxes                             8,506          110,722*     100,982*      95,805*      87,388*      96,661
   Fixed charges as above                  35,831          165,323      155,390      167,100      158,146      154,184
                               -----------------------  --------------------------------------------------------------
      Total Earnings                      $89,441         $477,461     $453,060     $462,006     $424,672     $421,408
                               -----------------------  --------------------------------------------------------------
RATIO OF EARNINGS TO FIXED
 CHARGES                                     2.50             2.89         2.92         2.76         2.69         2.73
                               =======================  ==============================================================

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million, $12.0 million and $13.5 million decrease for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87, 2.76 and 2.82 for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.